FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS SECOND QUARTER 2008 RESULTS

CRANBURY, New Jersey – (July 31, 2008) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading specialty phosphates producer in North America, today announced its financial results for the second quarter 2008.

Second Quarter Results

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Net sales for the second quarter 2008 were $264.0 million, an increase of $112.1 million, or 73.8%, as compared to $151.9 million for the same period in 2007. Selling price increases had a positive impact on revenue of 87.7%, or $133.2 million that occurred across all product lines. Included in these price increases were $6.6 million of revenues for second quarter pricing settlements that were retroactive to the first quarter. Volume and mix impacts on revenue had a negative impact of 13.9%, or $21.1 million that occurred primarily in STPP & Other Products. Purified Phosphoric Acid experienced a decrease that was partially attributable to the planned outage at the Geismar, LA acid plant. Finally, Specialty Salts and Specialty Acids volumes increased due to the Company’s focus on these products.

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Operating income for the second quarter 2008 was $90.0 million, an increase of $76.7 million, or 577%, compared to $13.3 million for the comparable period in 2007. In addition to the $6.6 million of retroactive pricing mentioned above, the second quarter 2008 included approximately $3.6 million of gross profit from one GTSP (fertilizer co-product) export shipment delayed from March into April due to a customer’s ocean shipping logistics issues, $1.3 million expense for a scheduled Geismar, LA plant maintenance outage, which was lower than anticipated, and $1.3 million asset impairment expense for two obsolete production units. Operating income during the second quarter 2007 was negatively affected by the $2.0 million regularization of Mexican port facilities taxes covering the periods 1996 to 2006, and $6.8 million unusual expense primarily in connection with the early cancellation of Innophos’ pharma sales agency arrangement with Rhodia, Inc., and the transfer of related assets to Innophos.

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Depreciation and amortization for the second quarter 2008, excluding deferred financing amortization expense, but including the above impairment charges, was $14.6 million, an increase of $3.5 million compared to $11.1 million for the second quarter of 2007.

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Net interest expense for the second quarter 2008, including deferred financing amortization expense, was $8.4 million, a decrease of $5.0 million, compared to $13.4 million for the comparable period in 2007 when the company refinanced its floating rate senior notes and paid related premiums.

•	Tax expense for the second quarter 2008 was $22.7 million, an increase of $17.6 million compared to $5.1 million for the comparable period in 2007.

•	Net income for the second quarter 2008 was $59.3 million, an improvement of $64.5 million compared to a net loss of $5.2 million for the same period in 2007.

•	Diluted earnings per share for the second quarter 2008 were $2.74 compared to a loss of $0.25 for the second quarter of 2007. Innophos had 20.9 million shares issued and outstanding at June 30, 2008.

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As of June 30, 2008, Innophos had $52.6 million of cash and cash equivalents. Net debt at the end of the second quarter 2008 was $341.0 million, a decrease of $45.3 million from $386.3 million at March 31, 2008. There were $10.0 million of borrowings under the Company’s revolving credit line at June 30, 2008 which were repaid in July. Capital expenditures for the second quarter 2008 were $5.2 million versus $7.4 million in the same quarter of 2007.

Randy Gress, CEO of Innophos said, “We are extremely pleased that our operating and net income, at $90.0 million and $59.3 million, respectively, were by far the best results that we have had in our history as a public company. This is a new level of achievement that we are targeting to sustain in the near term. We are also anticipating and rapidly responding to the dynamic rate of change in our markets. We are successfully increasing prices while striving to provide value to our customers through a high level of customer service, reliable product supply and quality, and to continuously improve the efficiency and the strength of our supply chain.”

Segment Results 2Q 2008 Versus 2Q 2007 United States

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U.S. year on year quarterly net sales increased 39.7% due primarily to the impacts of higher prices across all product lines, but also due to higher volume and mix impacts upon revenue in Specialty Salts and Specialty Acids.

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Operating income increased by $16.3 million from a loss of $3.2 million in the second quarter of 2007 to a profit of $13.1 million in the second quarter of 2008. This improvement was driven by higher selling prices which exceeded higher raw material, energy, freight and manufacturing fixed costs. Operating income also benefited from lower operating expenses due to $6.8 million of unusual expense incurred in 2007 primarily in connection with the early cancellation of the company’s pharma sales agency arrangement with Rhodia, Inc.

Mexico

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Net sales increased 127.8% for the quarter versus the comparable quarter of 2007 due primarily to higher prices across all product lines. Included in these price increases were $6.6 million of revenues for second quarter pricing settlements that were retroactive to the first quarter. Lower volume and mix effects on revenue, most significantly in STPP and Other Products, were in the most part due to the timing of GTSP shipments (a large planned mid-July shipment required inventory to be built in May and June), however the Company also saw some limited reformulation in detergents using STPP in the second quarter.

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Operating income increased by $60.3 million, from $15.2 million in the second quarter of 2007 to $75.5 million in the second quarter of 2008, driven by higher selling prices which exceeded higher raw material, energy and freight costs and lower volume and mix effects on revenue. In addition to the $6.6 million of retroactive pricing mentioned above, 2008 second quarter operating income included $3.6 million for a GTSP shipment that was delayed from March into April because of ship availability, and 2007 operating income included $2.0 million of unusual expense related to the regularization of certain taxes covering the periods 1996 to 2006 on the company’s port facilities.

Canada

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Net sales increased 20.8% for the quarter versus the same quarter 2007 due to higher selling prices across all product lines which exceeded lower volume and mix effects on revenue across all product lines.

•	Operating income increased slightly from $1.3 million in 2007 to $1.4 million in 2008.

Recent Trends and Outlook

Market prices of phosphate rock, sulfur and sulfuric acid, the primary raw materials used in the production of specialty phosphates, have increased substantially over the last several quarters. Innophos purchases phosphate rock, sulfur, and sulfuric acid directly and has other long term raw material supply contracts whose pricing is determined in part by phosphate rock and sulfur spot prices. If current raw material market price levels for phosphate rock and sulfur are sustained throughout 2008 into 2009, Innophos currently estimates that its annual raw material costs will increase on an annualized basis by an amount equivalent to approximately 75% to 85% of 2007 annual sales, or by approximately $435 to $495 million, by the second quarter of 2009 as compared to Innophos’ year-end 2007 cost structure. Approximately 40% of this cost increase is expected to occur during 2008, with the balance expected to occur in the first quarter of 2009.

In addition, market prices of other key raw materials used in the production of specialty phosphates, such as caustic soda, energy (principally natural gas and electricity), and transportation, have all increased substantially over the last several quarters and could continue to rise in the future.

Historically, Innophos has successfully recovered raw material, energy and other cost increases through price increases. In addition to offsetting raw material cost increases, management’s current pricing strategy also targets pricing Innophos products at full value. During the fourth quarter of 2007, the Company implemented price increases in all its product lines, most of which became effective January 1, 2008. Innophos also implemented price increases in February, April and June 2008, and recently announced additional price increases to be implemented August 1, 2008. These price increases are expected to be fully realized by the fourth quarter of 2008 and are expected to result in a revenue increase of 120% to 130% of 2007 annual sales, or approximately $695 to $755 million, on an annualized basis.

While Innophos cannot guarantee that its pricing actions will succeed, to date marketplace acceptance rates for price increases have been high. In light of recent market volatility, it is possible that raw material costs may continue to increase, and that additional price increases or employment of other measures may be necessary to recover those additional cost increases. Finally, as Innophos raises prices, it is possible that demand for the Company’s products may decline to the extent its customers reformulate their products or otherwise reduce purchases.

During 2008 management expects that price increases will be achieved ahead of realized cost increases by a material amount. Management currently estimates the potential favorable impact of selling price increases exceeding raw material cost increases will result in at least an $80 million year over year improvement in operating income per quarter during the third and fourth quarters of 2008, assuming volumes remain consistent with the first half of 2008. Management believes the buffering effect that the Company’s long term raw material contracts provide will continue in 2009 and that the trend of selling price increases exceeding raw material cost increases by a material amount will also continue through 2009.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Innophos Holdings, Inc., nor shall there be any offer, solicitation or sale of securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos' market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.	Breakstone Group

Investor Relations: (609) 366-1299	Maura Gedid / Barbara Cano
investor.relations@innophos.com	646-452-2335 / 2334

Conference Call Details

The conference call is scheduled for Friday, August 1, 2008 at 10:00 a.m. EST and can be accessed by dialing 888-713-4213 (U.S.) or 617-213-4865 (international) and entering passcode 36865448. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 12:00 pm EST on August 1 and 11:59 pm EST on August 15. The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 36209787.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon second-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Second Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three months ended	Three months ended
	June 30,	June 30,
	2008	2007
Net sales	$264,000	$151,912
Cost of goods sold	156,135	119,969

Gross profit	107,865	31,943
Operating expenses:
Selling, general and administrative	17,363	18,084
Research & development expenses	551	544
Total operating expenses	17,914	18,628
Operating income	89,951	13,315
Interest expense, net	8,443	13,437
Foreign exchange (gain) loss	(294)	109
Other income, net	(158)	(156)
Income (loss) before income taxes	81,960	(75)
Provision for income taxes	22,673	5,093

Net income (loss)	$59,287	$(5,168)

Diluted earnings per share	$2.74	$(0.25)

Diluted weighted average common shares outstanding	21,638,546	20,649,475

Dividends paid per share of common stock	$0.17	$0.17

Dividends declared per share of common stock	$0.17	$0.17

Segment Reporting – Second Quarter
The company reports its operations in three segments—United States, Mexico and Canada, each of which sells the entire portfolio of products. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:
		Three months ended	Three months ended
		June 30,	June 30,
		2008	2007	Net Sales % Change
Segment Net Sales
United States		$117,427	$84,051	39.7%
Mexico		137,527	60,374	127.8%
Canada		9,046	7,487	20.8%
Total		$264,000	$151,912	73.8%

Segment Operating Income		13,057
United States	$		$(3,188)
Mexico		75,526	15,194
Canada		1,368	1,309
Total		$89,951	$13,315

Segment Operating Income % of net sales
United States		11.1%	(3.8%)
Mexico		54.9%	25.2%
Canada		15.1%	17.5%

Price / Volume – Second Quarter
The following table illustrates for the three months ended June 30, 2008 the percentage changes in net sales by reportable segment compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States	36.4%	3.3%	39.7%
Canada	32.3%	(11.5%)	20.8%
Mexico	166.0%	(38.2%)	127.8%

The following table illustrates for the three months ended June 30, 2008 the percentage changes in net sales by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
Purified Phosphoric Acid	123.9%	(26.3%)	97.6%
Specialty Salts and Specialty Acids	34.0%	13.8%	47.8%
STPP & Other Products	151.6%	(51.8%)	99.8%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)
	Six months ended	Six months ended
	June 30,	June 30,
	2008	2007
Cash flows from operating activities
Net income (loss)	$68,543	$(7,236)
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization	27,139	22,749
Amortization of deferred financing charges	1,365	3,072
Deferred income tax benefit	(1,351)	(1,504)
Deferred profit sharing	462	191
Share-based compensation	1,453	463
Changes in assets and liabilities:
Increase in accounts receivable	(43,235)	(5,257)
Increase in inventories	(25,570)	(5,130)
Decrease (increase) in other current assets	(1,600)	(1,744)
(Decrease) increase in accounts payable	(567)	7,021
(Decrease) increase in other current liabilities	18,051	1,246
Changes in other long-term assets and liabilities	(482)	1,593
Net cash provided from operating activities	44,208	15,464
Cash flows from investing activities:
Capital expenditures	(9,267)	(12,052)
Purchase of assets	-	(2,120)

Net cash used for investing activities	(9,267)	(14,172)
Cash flows from financing activities:
Proceeds from exercise of stock options	48	878
Proceeds from issuance of senior unsecured notes	-	66,000
Principal repayment of floating rate senior notes	-	(60,800)
Principal payments of term-loan	(1,000)	(8,500)
Revolver Borrowing, net	10,000	-
Deferred financing costs	-	(1,815)
Dividends paid	(7,100)	(5,808)
Net cash provided from (used for) financing activities	1,948	(10,045)
Net change in cash	36,889	(8,753)
Cash and cash equivalents at beginning of period	15,661	31,760
Cash and cash equivalents at end of period	$52,550	$23,007

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$52,550	$15,661
Accounts receivable - trade	103,314	60,079
Inventories	104,298	78,728
Other current assets	19,984	18,384

Total current assets	280,146	172,852

Property, plant and equipment, net	245,872	260,563
Goodwill	47,268	47,268
Intangibles and other assets, net	58,985	62,016

Total assets	$632,271	$542,699

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$93,770	$1,328
Accounts payable, trade and other	35,877	36,444
Other current liabilities	63,432	45,380

Total current liabilities	193,079	83,152
Long-term debt	299,730	383,172
Other long-term liabilities	31,754	31,671

Total liabilities	524,563	497,995

Total stockholders' equity	107,708	44,704

Total liabilities and stockholders' equity	$632,271	$542,699

Additional Information

It should be noted the unusual expense items discussed are not considered extraordinary under United States generally accepted accounting principles, or USGAAP. They have been presented here to exclude the impact of certain unusual expense items on Innophos’ results. The Company believes these measures are reflective of how management views Innophos’ operations, provide transparency to investors, and enable period-to-period comparability of financial performance.

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total debt less cash and cash equivalents.